UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

              INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE
                        SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the Registrant       [ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement Only
[ ] Confidential, for Use of the Commission (as permitted by Rule 14c)

                                 DataJack, Inc.
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                (Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Information Statement, if other than Registrant:

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Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount previously paid:
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    2)   Form, Schedule or Registration Statement No.:
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    3)   Filing Party:
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    4)   Date Filed:
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                                 DATAJACK, INC.
                          14911 QUORUM DRIVE, SUITE 370
                                  DALLAS, TEXAS
                            TELEPHONE: (972) 361-1980

             NOTICE OF ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

                                January 24, 2014

TO SHAREHOLDERS OF DATAJACK, INC.:

This Information Statement is furnished by the Board of Directors of DataJack, Inc., a Nevada corporation (the "Company", "we", "us", or "our"), to holders of record at the close of business on January 3, 2014 (the "Record Date") of the Company's issued and outstanding voting capital stock pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The Company's Board of Directors and shareholders with a majority of the Company's voting power as of the Record Date have approved the following action by written consent:

     * An amendment to the Company's current articles of incorporation to effect a reverse split of the Company's common stock at a ratio of twenty (20) to one (1). Neither the (i) number of authorized shares nor the par value of the shares of the Company's common stock nor (ii) number of authorized shares or the par value of the shares of the Company's preferred stock will be changed in connection with any such reverse split.

These actions will not be effective until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about January 24, 2014 to the Company's stockholders of record. The enclosed Information Statement contains additional information pertaining to the matters acted upon.


                                 /s/ Stuart Ehrlich
                                 -------------------------------------
                                 Stuart Ehrlich
                                 President and Chief Executive Officer

January 24, 2014

                              INFORMATION STATEMENT

                    ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

                               GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about January 24, 2014.

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to notify our shareholders as of the close of business on January 3, 2014 (the "Record Date"), of the corporate actions expected to be taken pursuant to the written consent of principal shareholders. Specifically, holders of our voting stock entitled to cast 61.06% of the votes on the matter submitted to the shareholders for approval have consented in writing to the corporate action outlined in this Information Statement (the "Proposal"), as soon as is practical, consisting of:

     An amendment to the Company's current articles of incorporation to effect a reverse split of the Company's common stock at a ratio of twenty (20) to one (1). Neither the (i) number of authorized shares nor the par value of the shares of the Company's common stock nor (ii) number of authorized shares or the par value of the shares of the Company's preferred stock will be changed in connection with any such reverse split.

WHO IS ENTITLED TO NOTICE?

All holders of shares of our common stock as of the close of business on the Record Date will be entitled to notice of the Proposal. As of the Record Date, 199,990,656 shares of common stock were outstanding and no shares of preferred stock were outstanding.

WHAT CORPORATE MATTERS HAVE THE PRINCIPAL SHAREHOLDERS VOTED ON AND HOW DID THEY VOTE?

Our Board of Directors unanimously approved the Proposal, and recommended that the shareholder vote to approve the Proposal.

We obtained the approval for the Proposal from the holders of 122,117,764 of our issued and outstanding shares of common stock, or approximately 61.06% of the total voting power of our capital stock.

WHAT VOTE WAS REQUIRED TO APPROVE THE PROPOSAL?

The approval of the Proposal requires the vote of at least a majority of the total outstanding voting capital stock. Under Nevada corporate law and our governing documents, all the activities requiring shareholder approval may be taken by obtaining the written consent in lieu of a meeting of the shareholders. Because principal shareholders entitled to cast a number of votes equal to 61.06% of our total voting stock approved the Proposal, no action by the other shareholders is required to approve the Proposal.

WHO IS PAYING THE COST OF THIS INFORMATION STATEMENT?

We will pay the cost of preparing and sending out this Information Statement. Only one Information Statement is being delivered to two or more stockholders who share an address unless the Company receives contrary
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instructions from one or more of the stockholders. The Company will promptly deliver upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive separate copies of information or proxy statements, annual reports, or notices of internet availability, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by telephoning the Company's offices toll-free at (972) 361-1980, by writing the Company's Investor Relations at 14911 Quorum Drive, Suite 370, Dallas, Texas 75254.

WILL SHAREHOLDERS RECEIVE DISSENTERS' OR APPRAISAL RIGHTS?

No dissenters' or appraisal rights are available to shareholders under the Nevada Revised Statutes as a result of the Proposal.

                                   PROPOSAL 1

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLITS OF THE COMPANY'S COMMON STOCK AT A RATIO OF TWENTY (20) TO ONE (1) WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY'S SHAREHOLDERS, AND ANY AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION ARE FILED WITH THE NEVADA SECRETARY OF STATE AS SOON AS IS PRACTICAL.

GENERAL

The Company's Board of Directors and stockholders with a majority of the voting power have approved the Proposal to authorize the Board to amend our Articles of Incorporation current articles of incorporation to effect a reverse split of the Company's common stock at a ratio of twenty (20) to one (1) as soon as is practical.

In determining to implement the reverse stock split and the specific ratio of the reverse split, the Board of Directors considered, among other things, factors such as:

     *    the historical trading price and trading volume of our common stock;
     * the then-prevailing trading price and trading volume of our common stock and the anticipated impact of any reverse split on the trading market for our common stock;
     * the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;
     * projections for our financial condition and results of operations over various time horizons;
     *    potential acquisition or financing opportunities;
     *    prevailing general market and economic conditions; and
     * the ability of our stockholders to have their stock accepted for trading by major brokerage firms

The Company would also obtain a new CUSIP number for the common stock at the time of the reverse split. The Company must provide FINRA at least ten (10) calendar days advance notice of the effective date of a reverse stock split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934.

PURPOSE

Our Board of Directors considered that the reverse stock split would result in our number of shares issued and outstanding be decreased from 199,990,656 to 9,999,537 with 199,000,463 shares of common stock then authorized but not outstanding for issuance for potential acquisitions, financing, and/or joint ventures opportunities. Issuing additional shares of our common stock as a result of any of these potential opportunities will likely result in substantial dilution to our current stockholders but may not result in a corresponding increase of our market value. Such dilution may result without an additional vote or approval of our stockholders and will require only the approval of our Board of Directors.

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Additionally, our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels or stocks that have a limited number of shares available to trade. For the same reason, brokers may be reluctant to recommend lower-priced or low liquidity stocks to their clients, or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of our common stock.

The Board does not intend for any of these transactions to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Exchange Act.

The proposed reverse stock split will affect all common stockholders uniformly and will not affect any shareholders' percentage interest in the Company (except for shareholders receiving one whole share for a fractional share interest). However, as a result of a reverse stock split, the common stockholders' voting rights will be proportionally decreased as the voting rights of the common stock will not adjust as a result of the reverse stock split. Neither the authorized but unissued shares of common stock nor the par value for our common stock will adjust as a result of a reverse split.

Shareholders should also recognize that once a reverse split is affected, they will own fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by twenty). While we expect that a reverse split will result in an increase in the per share price of our common stock, these per share prices may go up or down following the split. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. We cannot predict the effect of any stock split upon the market price over an extended period.

Additionally, any outstanding options, warrants, rights, or other derivative securities convertible or exchangeable into shares of our common stock as of the effective date of a split that are subject to adjustment will be adjusted accordingly; provided that the conversion ratio of common stock to common stock will not be adjusted as a result of a reverse split. These adjustments may include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of the securities, the applicable exercise or purchase price as well as other adjustments.

Further, an effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not have any current plans, proposals, or arrangements to propose any amendments to the Articles of Incorporation or bylaws that would have a material anti-takeover effect.

Moreover, as a result of any reverse split, some stockholders may own less than 100 shares of the common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction costs if they sell their shares of common stock.

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No fractional shares of post-reverse split common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-reverse common stock who would otherwise be entitled to receive a fractional share of post-reverse common stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-reverse common stock held by such holder.

Other than as necessary to fulfill the existing conversion rights under common stock, issued and outstanding stock options or warrants or debt conversion agreements as disclosed in the Company's reports with the Securities and Exchange Commission and herein, the Company does not presently have any definitive agreement(s) to issue any shares of common stock available as a result of a reverse stock split.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A FORWARD OR REVERSE STOCK SPLIT

The following discussion is a summary of the U.S. federal income tax consequences to a stockholder who exchanges shares pursuant to a stock split. This discussion is for general information only and is not intended to be a complete description of all potential tax consequences to a particular stockholder. Nor does it describe state, local or foreign tax consequences. Any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code of 1986, as amended (the "Code").

This discussion is based on current provisions of the Code, Treasury regulations promulgated under the Code, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. We have not sought nor will we seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The Company will not recognize any gain or loss for tax purposes as a result of a reverse stock split. Furthermore, a reverse stock split will not result in the recognition of gain or loss to our common stockholders. The holding period for the shares of common stock each stockholder receives will include the holding period of the shares exchanged in the reverse stock split. The aggregate adjusted basis of the new shares of common stock will be equal to the aggregate adjusted basis of the old shares exchanged in the reverse stock split.

Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

ACCOUNTING MATTERS

The proposed amendment to the Company's Articles of Incorporation to affect a reverse split will not affect the par value of our common stock per share, which will remain $0.001 par value per share. The stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to any reverse split. Reported per share net income or loss will be lower or higher because there will be more or fewer shares of common stock outstanding.

EXCHANGE ACT MATTERS

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. Any reverse split, if implemented, will not affect the registration of our common stock under the Exchange Act or our reporting or other requirements thereunder. Our common stock is currently traded on the OTC Bulletin Board ("OTCBB") under the symbol "DJAK". The CUSIP number for our common stock will also change in connection with a reverse split and will be reflected on new certificates issued by the Company and in electronic entry systems.

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EFFECTIVE DATE AND EXCHANGE OF STOCK CERTIFICATES IN THE EVENT OF A REVERSE
SPLIT

A proposed reverse stock split would become effective as set forth in a Certificate of Amendment filed with the Nevada Secretary of State (which will not be a date prior to twenty days after the mailing of this Information Statement to shareholders). On the effective date of a reverse split, shares of common stock issued and outstanding immediately prior thereto will be converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse split ratio determined by the Board of Directors as set forth in this Information Statement. As soon as practical after the effective date, the shareholders will be notified that a reverse split has been effected.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time, a letter of transmittal will be sent to our shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

APPROVAL REQUIRED

Pursuant to the Nevada Revised Statutes, the approval of Proposal 1 required a majority of our outstanding voting capital stock. As discussed above, persons owning the majority of the voting power of the Company have consented to this Proposal 1.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, 199,990,656 shares of common stock were issued and outstanding and no shares of our preferred stock are issued or outstanding. Only holders of record of our voting stock at the close of business on the Record Date were entitled to participate in the written consent of Company stockholders. Each share of common stock was entitled to one (1) vote for each share of common stock held by such shareholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, 199,990,656 shares of common stock were outstanding and no shares of preferred stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

     * each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
     *    each of our directors;
     * each of our named executive officers; and all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power. To our

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
knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals and entities listed is 14911 Quorum Drive, Suite 370, Dallas, Texas 75254.

                                                SHARES OF             TOTAL
                                              COMMON STOCK         PERCENTAGE OF
NAME AND ADDRESS OF SHAREHOLDER            BENEFICIALLY OWNED      VOTING POWER
-------------------------------            ------------------      ------------
5% OR MORE SHAREHOLDERS

Gerald & Seena Sperling JTTEN (1)               32,000,000             18.15%
17899 Aberdeen Way
Boca Raton, Florida 33496

Warren Gilbert (2)                              25,887,500             14.23%
1800 NE 114th Street, Suite 2110
Miami, Florida 33181

Xin Lin Wang                                    10,000,000              5.50%
Teck Whye Apt 09-67
Singapore 680020

Miew Len Low                                    10,000,000              5.50%
Teck Whye Apt Blk 10
Singapore 680020

OFFICER AND DIRECTORS

Stuart Ehrlich                                   3,000,000              1.65%

Gladys Perez                                       200,000              0.11%

Marc Moore                                         125,000              0.07%

Peter Sperling                                   3,000,000              1.65%

Officers and Directors as a Group
(4 total)                                        6,325,000              3.48%

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(1)  Includes (i) 7,000,000 shares of the Company's common stock held by the
     Sperling Family Trust; (ii) 5,000,000 shares of the Company's common stock held by Gerald Sperling and (iii) 5,000,000 shares of common stock held by Seena Sperling. Gerald and Seena Sperling are husband and wife and thus are deemed to be the beneficial owners of all such shares.
(2) Includes 13,025,000 shares of the Company's common stock held by Gilder Funding Corp. Mr. Gilbert controls Gilder Funding Corp.

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
TRANSFER AGENT

Our transfer agent is Transfer Online, 512 SE Salmon Street, Portland, Oregon 97214, telephone: 503-227-2950, facsimile: 503-227-6874.

                             ADDITIONAL INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

BY ORDER OF THE BOARD OF DIRECTORS

January 24, 2014

                               /s/ Stuart Ehrlich
                               ----------------------------
                               Stuart Ehrlich

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